Exhibit 99.1

             Richard H. Walker Elected to MBIA's Board of Directors


     ARMONK, N.Y.--(BUSINESS WIRE)--Sept. 14, 2006--MBIA Inc. (NYSE: MBI) announced today that Richard H. Walker was elected to MBIA's Board of Directors. Mr. Walker is the general counsel of Deutsche Bank, where he oversees the Legal and Compliance departments worldwide.
     Before joining Deutsche Bank in 2001, Mr. Walker was director of the Division of Enforcement for the Securities and Exchange Commission (SEC). Preceding his appointment to that position, he served as general counsel and northeast regional director since joining the SEC in 1991. Prior to the SEC, Mr. Walker spent 15 years in the New York office of Cadwalader, Wickersham & Taft, where he was a litigation partner specializing in corporate, securities and commercial litigation.
     MBIA Board Member and Nominating/Corporate Governance Committee Chair Claire Gaudiani said, "Richard's impressive legal, compliance and financial expertise will add important depth to our Board. We are delighted to have him join us, and are confident that the experience he's gained throughout his remarkable career will provide an invaluable asset as we guide MBIA's continued growth in the global financial guarantee marketplace."
     While at the SEC, Mr. Walker was awarded the Presidential Rank Distinguished Service Award in 1997--the highest federal award for government service. He also received the SEC's Distinguished Service Award, and the Chairman's Award for Excellence.
     Mr. Walker is a member of the New York Stock Exchange Legal Advisory Committee, and is a trustee of the Securities and Exchange Commission Historical Society and the American Folk Art Museum. A Phi Beta Kappa graduate of Trinity College, Mr. Walker received his J.D. degree, cum laude, from Temple Law School.

     MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at www.mbia.com.


     CONTACT: MBIA Inc.
              Liz James, 914-765 3889